UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 20, 2011

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	0-21392	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

First Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland		Not applicable
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +353 1 6699 020

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2011, Amarin Corporation plc (the “Company”) entered into an amended and restated employment agreement with the Company’s Chief Executive Officer, Joseph S. Zakrzewski. The employment agreement was amended in connection with the increase of Mr. Zakrzewski’s business time commitment to the Company from two and one-half days a week to full time. Mr. Zakrzewski remains Chairman of the Board.

As amended, the employment agreement provides for (i) a base salary of $550,000 per year, effective immediately, (ii) an annual target bonus of 55% of base salary, (iii) a new stock option award of 625,000 ordinary shares (represented by American Depository Shares, or ADSs), such options to vest ratably over a 48 month period, (iv) eligibility to receive an additional equity award of up to 600,000 ordinary and/or restricted shares (represented by American Depository Shares, or ADSs) in 2012 subject to the discretion of the Board (or the Remuneration Committee thereof) as part of its annual equity incentive program for employees, such award expected to vest in part based on performance criteria to be established by the Board (or the Remuneration Committee thereof), (v) in the event Mr. Zakrzewski’s employment is terminated without cause or for good reason (as such terms are defined in the employment agreement) other than in connection with a change of control transaction (as defined in the employment agreement), Mr. Zakrzewski shall be entitled to receive 12 months salary and benefits continuation, a lump sum cash payment equal to his target annual bonus for the fiscal year in which such termination occurs, and 12 months vesting acceleration for all unvested time-based options granted to Mr. Zakrzewski prior to such termination, and (vi) in the event Mr. Zakrzewski’s employment is terminated without cause or for good reason within 24 months of a change of control transaction (i.e., a so-called “double-trigger” severance provision), Mr. Zakrzewski shall be entitled to receive 24 months salary and benefits continuation, a lump sum cash payment equal to two times his target annual bonus amount for the applicable fiscal year in which such termination occurs, and all unvested options granted to Mr. Zakrzewski prior to such termination shall immediately become exercisable.

The foregoing summary is qualified in its entirety by reference to the full text of the Amended and Restated Employment Agreement filed as Exhibit 10.1 to this Form 8-K and incorporated by reference in this Item 5.02.

Item 8.01.	Other Events.

In connection with the foregoing, the Company’s Board of Directors appointed Dr. Lars Ekman, Ph.D. as the Board’s lead independent director. Dr. Ekman joined the Amarin Board of Directors as a non-executive director in November 2008 and has more than 24 years of experience in the pharmaceutical industry. The duties of the Company’s lead independent director include serving as chairman of regular Board meetings when the Chairman of the Board is absent, establishing an agenda for meetings of the independent directors of the Board and leading such meetings and performing such other duties as the Board may establish or delegate.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement

*    *    *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2011	Amarin Corporation plc

	By:	/s/ John Thero
John Thero
President